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Dell Inc.

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On March 25, 2013, the Special Committee of Dell’s Board of Directors issued the following press release:

Dell Special Committee Receives Two Alternative Acquisition Proposals in “Go-Shop” Process

Round Rock, TX, March 25, 2013 — The Special Committee of the Board of Dell Inc. (NASDAQ: DELL) today announced that the “go-shop” period provided for in the merger agreement between the company and entities owned by Michael Dell, Dell’s Founder, Chairman and Chief Executive Officer, and investment funds affiliated with Silver Lake Partners, has elicited two alternative acquisition proposals. One proposal was submitted by a group affiliated with a private equity fund managed by Blackstone and the other by entities affiliated with Carl Icahn. Both proposals are attached.

The Special Committee, consisting of four independent and disinterested directors, has determined, after consultation with its independent financial and legal advisors, that both proposals could reasonably be expected to result in superior proposals, as defined under the terms of the existing merger agreement. Therefore, each of the Blackstone and Icahn groups is an “excluded party” and the Special Committee intends to continue negotiations with both.

The Special Committee also noted that Michael Dell has confirmed to the Committee his willingness to explore in good faith the possibility of working with third parties regarding alternative acquisition proposals.

Alex Mandl, Chairman of the Special Committee, said, “We are gratified by the success of our go-shop process that has yielded two alternative proposals with the potential to create additional value for Dell shareholders. We intend to work diligently with all three potential acquirers to ensure the best possible outcome for Dell shareholders, whichever transaction that may be.”

Pursuant to the existing merger agreement, subject to certain requirements, the Special Committee has the right to terminate the agreement in order to accept a superior proposal. The Special Committee has not determined that either the Blackstone proposal or the Icahn proposal in fact constitutes a superior proposal under the existing merger agreement and neither is at this stage sufficiently detailed or definitive for such a determination to be appropriate. There can be no assurance that either proposal will ultimately lead to a superior proposal. While negotiations continue, the Special Committee has not changed its recommendation with respect to, and continues to support, the company’s pending sale to entities controlled by Michael Dell and Silver Lake Partners.

Prior to entering into the existing merger agreement, the Special Committee undertook a rigorous process, over a period of more than five months, to evaluate Dell’s risks, opportunities, and strategic alternatives. These alternatives included continuing with or modifying the company’s existing business plan, implementing a leveraged recapitalization, changing the dividend policy, and potentially selling all or parts of the business.

As a result of that process, the Special Committee unanimously determined that the sale of the company at a premium would be the best alternative for stockholders, and negotiated aggressively to ensure that stockholders receive the highest possible value, including securing provisions for a robust “go-shop” process. The result was that a number of strategic and financial parties entered into confidentiality agreements with the company and Blackstone and Icahn submitted proposals.

The price of $13.65 per share in cash to be paid pursuant to the existing merger agreement provides value certainty at a 37% premium to the average price for the 90 days before rumors of the transaction surfaced. The Committee noted that Silver Lake Partners raised its bid six times by a total of approximately $4 billion, or over 20%, during the course of negotiations.

Subject to applicable laws and regulations, the Special Committee undertakes no obligation to provide updates or make further statements regarding the proposals received from Blackstone or Icahn, any revised proposals that may be received from either of them or the status of discussions with either of them, unless and until a definitive agreement is reached or such discussions are terminated.

The alternative acquisition proposals received from Blackstone and Icahn follow here:

BLACKSTONE PROPOSAL

Boulder Acquisition Corp.

c/o Blackstone Management Partners L.L.C.

March 22, 2013

STRICTLY PRIVATE AND CONFIDENTIAL

Special Committee of the Board of Directors of Dell Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Alex Mandl, Presiding Director

Re: Acquisition Proposal and Request for Designation as “Excluded Party”

Dear Mr. Mandl:

On behalf of Boulder Acquisition Corp. (“AcquisitionCo”), Blackstone Management Associates VI L.L.C. (in its capacity as general partner of Blackstone Capital Partners VI L.P.), Francisco Partners III, LP, Insight Venture Management, LLC and each of their respective affiliates, affiliated funds and limited partners (all such persons and entities, together with AcquisitionCo, being collectively referred to herein as the “Investor Group”), we hereby submit this Acquisition Proposal and request prompt designation of the Investor Group as an Excluded Party, as such terms are defined in the Agreement and Plan of Merger by and among Dell Inc., a Delaware corporation (“Dell”), and the Parent Parties (as defined therein) dated as of February 5, 2013 (the “Merger Agreement”).

Thank you for allowing us the access to management and data that we needed to complete a preliminary review of the Dell business. We believe there is significant upside in the Dell businesses, we see significant upside in the value of Dell’s shares, and our proposed transaction structure (described below) will deliver significantly greater value to your shareholders than the value agreed to in the Merger Agreement.

As a result, we would like to proceed in the process to acquire Dell and hereby submit, in accordance with the terms of the Merger Agreement, this Acquisition Proposal. Subject to confirmatory due diligence and negotiation of a mutually agreeable merger agreement (which we expect to include substantially similar terms and conditions as the Merger Agreement, other than certain changes to mechanical provisions required to implement the structure of our Acquisition Proposal as described below), we are prepared to enter into a definitive agreement to acquire Dell in a leveraged recapitalization transaction where shareholders could choose to receive either all cash or stock (subject to a cap), in each case valued in excess of $14.25 per share, representing a Superior Proposal to the $13.65 cash purchase price agreed to in the Merger Agreement.

We are prepared to invest the time and resources necessary to complete a transaction along an expedited timeline, and we would contemplate providing drafts of a definitive transaction agreement (which will include financing commitment letters), along with our more detailed proposal as soon as possible following the completion of satisfactory due diligence.

KEY FEATURES OF OUR PROPOSAL

Our Acquisition Proposal contemplates a leveraged recapitalization transaction with the following features:

•	Shareholders who wish to receive cash will have the opportunity to receive greater than $14.25 in cash per share for all of their shares.

•	Shareholders who wish to participate in the ongoing upside of the company will have the opportunity to remain as shareholders and receive shares (subject to a cap) valued in excess of $14.25, which shares would continue to be publicly traded on the Nasdaq.

Our proposed transaction would have several important benefits for Dell shareholders:

•	Higher price per share for shareholders electing to receive cash

•	Shareholder friendly structure, with the ability to choose cash or stock

•	Leveraged upside for shareholders who elect to remain as shareholders

FINANCING

We intend to fund the transaction using a combination of equity and debt financing, in addition to Company cash and cash equivalents. We plan to invest equity amounts in excess of those new equity amounts contemplated by the Merger Agreement to facilitate the proposed transaction.

Based on discussions with equity co-investors, certain strategic partners, and debt financing sources, we are highly confident that financing can be arranged, which will include comparable debt sources and structures as the existing deal. We are currently working with Morgan Stanley & Co LLC (“Morgan Stanley”) as our lead debt financing source to prepare financing, and have had discussions with other debt financing sources that have indicated a strong interest to finance our Acquisition Proposal. We have received from Morgan Stanley a “highly confident” letter related to our ability to raise the required debt financing for this transaction. Upon designation of the Investor Group as an Excluded Party we expect to finalize discussions with other financing sources on an expedited basis. Additionally, at the time of execution of definitive agreements with respect to our proposal, we expect to provide binding financing commitments from debt and equity financing sources in the form customary for a transaction of this type.

We have held discussions with some of Dell’s largest shareholders, and we anticipate inviting them, certain of Dell’s other shareholders and certain other strategic and financial partners to participate in the transaction as part of our group. We would also expect to encourage (but would not require) the MD Investors (as defined in the Merger Agreement) to participate in our transaction by rolling over equity held by the MD Investors.

TIMING

We have significant experience structuring and consummating transactions of this nature, and we believe we can complete our due diligence review and negotiate the terms and conditions of a Superior Proposal (as defined in the Merger Agreement) quickly during the next phase of the process. Given our due diligence to date, we anticipate that the remaining due diligence would focus on key business, accounting, legal and regulatory matters and could be completed quickly, assuming full cooperation of Dell and its advisors. As part of this process, we would expect to have full access to the senior management team of Dell, certain other key employees, Dell’s independent accountants and Dell’s records, financial and operating data and material agreements (including the schedules attached to the Merger Agreement).

We are committed to continuing to pursue a transaction on the terms herein, which we believe will provide a more compelling value proposition to Dell and its shareholders than currently provided under the Merger Agreement. We believe that this proposal meets all applicable requirements under the Merger Agreement to enable the Special Committee to determine that the Investor Group is an Excluded Party in accordance with the Merger Agreement. Due to the considerable time commitment and uncertainty of outcome, we will continue our due diligence and work toward providing a definitive proposal, only upon receipt of written confirmation from the Special Committee of the Board of Directors that the Investor Group has been determined to be an Excluded Party in accordance with the Merger Agreement.

GENERAL

The proposal contained in this letter constitutes an indication of our interest in pursuing a transaction and does not constitute a binding offer, agreement or agreement to proceed with the transaction or to otherwise make a binding offer or agreement at any point in the future.

This indication of interest is submitted by us for review and consideration by the Special Committee of the Board of Directors of Dell on a confidential basis, and the existence of our discussions and this letter (other than such disclosure obligations outlined in the Merger Agreement) shall be kept strictly confidential in accordance with the terms of that certain letter agreement by and between Blackstone Management Partners L.L.C. and Dell, dated February 22, 2013.

This letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

This proposal will expire at 5:00pm (NY time) on March 28 if you fail to provide the written confirmation discussed above prior to such time.

Please do not hesitate to contact any of the team members listed below with any questions.

Sincerely Yours,

BOULDER ACQUISITION CORP.

By: /s/ Chinh E. Chu

Name: Chinh E. Chu
President

Blackstone Management Partners L.L.C.

Chinh E. Chu	David Johnson
Senior Managing Director	Senior Managing Director

Morgan Stanley & Co. LLC

Robert A. Kindler

Vice Chairman

Kirkland & Ellis LLP

David Fox	Daniel Wolf
Partner	Partner

ICAHN PROPOSAL

Carl C. Icahn

Icahn Enterprises LP

767 Fifth Avenue

Suite 4700

New York, New York 10153

March 22, 2013

Special Committee of the Board of Directors of Dell Inc.

Dell Inc.

One Dell Way

Round Rock, Texas 78682

James B. Lee, Vice Chairman

JPMorgan Chase

270 Park Avenue

New York, New York 10017

James.b.lee@jpmorgan.com

William O. Hiltz

Naveen Nataraj

Evercore Partners

55 East 52nd Street

New York, New York 10055

hiltz@evercore.com

nataraj@evercore.com

Jeffrey J. Rosen

Michael A. Diz

Debevoise & Plimpton

919 Third Avenue

New York, NY 10022

jrosen@debevoise.com

madiz@debevoise.com

Re:	Acquisition Proposal for Dell Inc. (“Dell”)

Dear Members of the Special Committee of the Board of Directors of Dell and Advisors:

On February 5, 2013, Dell entered into a merger agreement (the “February 5 Merger Agreement”) with certain entities affiliated with Silver Lake Partners and Michael S. Dell. Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to such terms in the February 5 Merger Agreement. Section 5.3 of the February 5 Merger Agreement provides, among other things, that Dell, its Subsidiaries and its Representatives have the right to initiate, solicit, encourage and receive Acquisition Proposals with respect to Dell up to the No-Shop Period Start Date. This Acquisition Proposal, which is detailed below, is being delivered, as contemplated by the February 5 Merger Agreement, by Icahn Enterprises LP, and Carl C. Icahn, prior to the No-Shop Period Start Date.

Icahn Enterprises LP

We believe that you will agree that Icahn Enterprises is well able to provide the $1 billion cash equity capital (in addition to its existing $1 billion stock position in Dell), and that Mr. Icahn and his affiliates other than Icahn Enterprises are well able to provide the additional $3 billion cash equity capital, contemplated in this Acquisition Proposal, which constitutes an aggregate $5 billion equity commitment. In this regard we invite you to examine the public filings of Icahn Enterprises and to meet with us regarding any additional questions you may have. Further, we have excellent relationship with numerous large banking institutions and we are confident that we would be able to obtain the debt financing contemplated in our proposal. Although we are well known for the performance of our investment activities, over time we have found that our greatest returns have come from the control and ownership of portfolio companies. For example, in May 2012, Icahn Enterprises purchased a controlling interest in CVR Energy, Inc. (“CVR”) for an aggregate purchase price approximately $2 billion. As of March 11, 2013, based on the closing sale price of CVR stock and distributions since Icahn Enterprises acquired control, we had a gain of over $2 billion on our purchase of CVR.

Currently, the portfolio companies owned or controlled by Icahn Enterprises and Mr. Icahn include among others, the following:

Name	Holdings	Date of Initial Investment
CVR Energy, Inc.	82%	2011
Tropicana Entertainment Inc.	67%	2008
West Point Home	100%	2004
Federal Mogul Corporation	78%	2001
Viskase Companies Inc.	70%	2001
XO Holdings	100%	2001
PSC Metals	100%	1998
American Railcar Industries Inc.	55%	1994
ACF Industries	100%	1984

The Acquisition Proposal For Dell

As you know, on March 10, 2013 Icahn Enterprises entered into a confidentiality agreement with Dell and commenced due diligence in support of an Acquisition Proposal. On March 13, 2013, Jefferies LLC (“Jefferies”), as a representative of Icahn Enterprises, entered into a confidentiality agreement with Dell and commenced due diligence in support of an Acquisition Proposal. Further, on and after February 8, 2013, Southeastern Asset Management Inc. (“Southeastern”) has publicly disclosed its desire to remain a shareholder of Dell, rather than participate in the merger contemplated by the February 5 Merger Agreement and has suggested that the merger be recast as a transaction under which Dell shareholders are provided with the opportunity to elect to continue to hold Dell shares or receive cash, at their option. T. Rowe Price has similarly opposed the February 5 Merger Agreement. For purposes of this proposal, Icahn Enterprises assumes that Southeastern and T. Rowe Price and other larger holders would, if provided the opportunity, support the proposal set forth below and agree to the matters set forth in the fourth bullet item of the proposal set forth below.

We hereby propose that we and Dell engage in the following merger transaction (the “Proposed Merger”, and the surviving company of the Proposed Merger, the “Surviving Company”):

•	Dell will obtain transaction funding composed of the following:

•

$2.0 billion investment ($1 billion by Icahn Enterprises and $1 billion by Carl C. Icahn and his affiliates other than Icahn Enterprises) for the purchase of common shares of the Surviving Company (in addition to the shares currently owned by Icahn Enterprises and its affiliates) at a price of $15 per share, resulting in an additional 133 million shares being issued by the Surviving Company. As contemplated in the fifth bullet item below, Mr. Icahn and his affiliates other than Icahn Enterprises, are willing to commit an additional $2 billion of cash equity financing, for an aggregate $5 billion total equity commitment to this Acquisition Proposal.

•	$7.4 billion of cash currently available at Dell.

•	$1.712 billion in new factoring receivable facility (total factoring receivable facility of $3.0 billion).

•	$5.218 billion in new debt.

•	We understand that this Proposed Merger contemplates less total leverage on the Surviving Company than under the February 5 Merger Agreement.

•

In connection with the Proposed Merger, Dell shareholders will be entitled to elect to receive either: (x) shares of the Surviving Company on a one-to-one basis with their current holdings; or (y) an aggregate of up to $15.65 billion in cash (the “Payment Funding”) payable at a rate of $15 per share. If the Payment Funding is fully utilized this would result in 1.043 billion shares (58.1% of the current outstanding) being subject to the Proposed Merger. If shareholders electing to receive cash exceed the maximum number of shares that may be acquired with the Payment Funding, then such elections will be accepted on a pro rated basis. If electing shareholders are insufficient to utilize all of the Payment Funding, then the balance will be distributed to all of the remaining shareholders of the Surviving Company as a special dividend (the “Special Dividend”).

•

In addition to the Payment Funding, Icahn Enterprises anticipates that Dell would be required to pay the breakup fee under the February 5 Merger Agreement of $180 million, and that Dell would incur other deal fees and expenses in the Proposed Merger of approximately $500 million, for a maximum aggregate use of funds of approximately $16.33 billion.

•

Neither Icahn Enterprises (which together with its affiliates, currently owns approximately 80 million shares of Dell), Southeastern (which publicly reports ownership of approximately 146.5 million shares of Dell), T. Rowe Price (which publicly reports ownership of approximately 82 million shares of Dell), nor other large holders that so agree (collectively with Icahn Enterprise, Southeastern, and T. Rowe Price, the “Rollover Holders”), would be eligible to elect to receive cash or shares in the Proposed Merger, but rather their existing common stock position in Dell would rollover into the Surviving Company. Rollover Holders would receive the Special Dividend, if any.

•

Pursuant to the Proposed Merger, if all eligible existing Dell shareholders elect to receive cash, then approximately 58.1% of the currently outstanding Dell shares would be subject to the Proposed Merger and following the completion of the Proposed Merger, Icahn Enterprises and its affiliates would own 24.1% of the outstanding shares of the Surviving Company; Southeastern and its affiliates would own 16.6% of the outstanding shares of the Surviving Company; T. Rowe Price and its affiliates would own 9.3% of the Surviving Company and the remaining public shareholders would own 50% of the shares of the Surviving Company. The opportunity exists to increase the number of shares cashed out by non-Rollover Holders in the Proposed Merger, if the large holders agree with Icahn Enterprises to become Rollover Holders. Further, Mr. Icahn and his affiliates other than Icahn Enterprises would be willing to commit (in addition to the equity investment provided for in the first bullet item above) an additional $2 billion of equity capital in cash, in the event that Southeastern, T. Rowe Price or other existing large Dell shareholders do not agree to become Rollover Holders.

•	Closing is anticipated to occur in July 2013.

This proposal contemplates the negotiation, execution and delivery of a definitive agreement (the “Definitive Agreement”) containing the terms and conditions set forth herein, together with covenants, representations, warranties and indemnification provisions which are satisfactory to both parties (including, if so requested, limits on the election of merger consideration) and which are typical and standard in a transaction of this nature.

This letter is a non-binding proposal. Neither Icahn Enterprises, Mr. Icahn, their respective affiliates, officers or directors or representatives, have, nor will this proposal letter or any discussions or communications among the parties, create or constitute, any offer, obligation, contract, commitment or duty of any kind or character, to engage in, negotiate or enter into or complete a transaction. Only a Definitive Agreement executed and delivered by the parties thereto, shall be binding upon the parties.

We look forward to proceeding with negotiations as promptly as possible and are prepared, together with Jefferies, to commit the resources to develop a Definitive Agreement with you. In addition, we look forward to receiving your confirmation that the Special Committee has concluded that our proposal is or could reasonably be expected to result in, a Superior Proposal.

Very truly yours,

/s/ Carl C. Icahn
Carl C. Icahn

Icahn Enterprises LP

By:	Icahn Enterprises GP Inc., its general partner

By:	/s/ Carl C. Icahn
Carl C. Icahn, Chairman of the Board

Contacts for the Special Committee:

George Sard/Jim Barron/Matt Benson

Sard Verbinnen & Co

(212) 687-8080

###

The following press release was distributed today by Dell Inc.

Statement from Dell Inc. on ‘Go Shop’ Process

ROUND ROCK, Texas—(BUSINESS WIRE)—Dell Inc. today issued the following statement following the Dell Board of Directors’ Special Committee announcement regarding receipt of two alternate proposals in the “go shop” period:

“As the Board’s Special Committee continues to oversee its process, we remain focused on our customers and on providing innovative products and solutions to help them succeed and better compete in the marketplace.”

Since its founding in 1984, Dell has been dedicated to delivering a best-in-class customer experience and today, the top priority of our more than 100,000 team members is serving our customers around the world.”

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.Dell.com. You may follow the Dell Investor Relations Twitter account at: http://twitter.com/Dellshares. To communicate directly with Dell, go to www.Dell.com/Dellshares.

The following was sent today to employees of Dell

Brian Gladden, Senior Vice President and Chief Financial Officer

Larry Tu, Senior Vice President and General Counsel

Go-private update: Special Committee receives two alternative acquisition proposals

To: Global Dell Team

Today, the Special Committee of our Board of Directors announced the 45-day go-shop period has elicited two alternative acquisition proposals. One proposal was submitted by a group led by entities affiliated with Blackstone Management Partners and the other by entities affiliated with Carl Icahn.

As part of the process being led by our Board of Directors, the Special Committee has not determined whether the Blackstone proposal or the Icahn proposal constitute a superior proposal, but has determined both proposals could result in superior proposals and intends to continue discussions with both entities. That said, there can be no assurance that either proposal will ultimately lead to a superior proposal.

While negotiations continue, the Special Committee has not changed its recommendation with respect to, and continues to support, the proposed transaction in which Michael, in partnership with global technology investment firm Silver Lake, will acquire Dell.

We expect the Special Committee to file the preliminary proxy statement concerning the proposed transaction later this week. That filing will begin an extensive review process by the U.S. Securities and Exchange Commission over the next five to ten weeks. We expect the transaction to close before the end of the second quarter of Dell’s FY14.

This is an ongoing process that will take several months. We want to remind you that as the process moves forward, there will continue to be media interest, speculation and uncertainty. In the meantime, it is important to remain focused on serving our customers, providing them a superior experience and the products and solutions to help them do and achieve more.

As always, we will continue to communicate with you in an open, honest and transparent manner.

Brian and Larry

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.